                                                                   EXHIBIT 4.1


                        FIRST AMENDMENT TO THE INDENTURE

                  This First Amendment to the Indenture dated May 30, 2000 (the "Amendment"), is entered into with reference to the Indenture dated as of March 23, 1998 (the "Indenture"), between Hard Rock Hotel, Inc., a Nevada corporation (the "Company"), and U.S. Bank Trust National Association, as Trustee (the "Trustee") relating to the Company's 9 1/4% Senior Subordinated Notes due 2005 (the "Securities").

                  The Trustee, acting with the consent of the Holders of a majority in principal amount of the Securities then outstanding in accordance with Section 10.2 of the Indenture, and the Company hereby agree to amend the Indenture as follows:

         1. DEFINITIONS. Capitalized terms used herein and not otherwise defined shall have the same meanings set forth in the Indenture.

         2. SECTION 4.3 - LIMITATION ON TRANSACTIONS WITH AFFILIATES. Section 4.3(b) of the Indenture is amended to include the following additional language:

                  "(x) the sale to Peter A. Morton or any entity one-hundred percent (100%) owned, directly or indirectly, by Peter A. Morton of any series of Company preferred stock that contain terms substantially the same as the Company's 9 1/4% Series A Cumulative Preferred Stock without regard to subscription price or liquidation preference, provided that the liquidation preference for any series of preferred stock shall be equal to the subscription price for such series of preferred stock."

         3. CONFIRMATION. In all other respects, the terms of the Indenture are hereby confirmed.

                  IN WITNESS WHEREOF, the Company and the Trustee have executed this Amendment as of the date first written above.

                              HARD ROCK HOTEL, INC.

                               By:
                                   -------------------------------------------
                                       Peter Morton
                               Title: Chairman of the Board, Chief Executive Officer, President and Secretary

                               U.S. BANK TRUST NATIONAL ASSOCIATION,
                               as Trustee

                               By:
                                   -------------------------------------------
                               Title: